Exhibit 99

Merck announces tender offer for full ownership of Banyu Pharmaceutical;
Banyu board passes resolution of support for tender at meeting today

Tokyo, Japan and Whitehouse Station, NJ, USA, January 9, 2003 — Merck & Co., Inc. today announced it will launch a tender offer to purchase the remaining 49 percent (129,247,754 shares) of the common shares of Banyu Pharmaceutical Co., Ltd. that it does not already own. Merck said the offer is being made with the full agreement and support of the Banyu Board of Directors, which today passed a resolution of support.

The tender offer process is scheduled to begin on January 14, 2003 and will continue for a period of 52 days, closing on March 6, 2003. Merck will offer to buy all remaining outstanding common shares of Banyu at a price of 1,400 yen per share. Based on the close of the January 9, 2003, this price represents a 31.3% premium to the average closing price of the previous one month and a 30.9% premium over the average closing price of the last three months1. Merck currently owns 51 percent of Banyu.

The offer is conditional on Merck receiving at least 76,450,000 common shares at the close of the tender offer to bring its share ownership of Banyu to approximately 80 percent or more, which would lead to the delisting of Banyu in accordance with the rules of the Tokyo Stock Exchange. The tender offer will be made by MSD (Japan) Co., Ltd, a wholly owned subsidiary of Merck. Agents for the tender offer are J.P. Morgan Securities Asia Pte., Ltd. and Nomura Securities Co., Ltd.

[1] Premiums updated to reflect closing of January 9, 2003

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Through this tender offer it is the intention of Merck to make Banyu its largest wholly owned subsidiary outside of the United States.

“Our highly successful collaboration with Banyu began nearly 50 years ago with a joint venture and has evolved over time in response to the needs of patients and the market,” said Mr. David Anstice, President, Human Health, who is responsible for Merck’s business in Japan, Australia, New Zealand, Canada and Latin America. “This tender offer is a result of the natural evolution of the relationship between the two companies and the changing conditions in both the Japanese and global pharmaceutical markets.

“The successful completion of this tender offer will allow Banyu to further enhance and consolidate its position in the Japanese market, the world’s second largest pharmaceutical market, while simultaneously strengthening Merck’s position worldwide,” he added.

Mr. Anstice praised the leadership and vision of Mr. Kenjiro Nagasaka, who has served as President and CEO of Banyu since 1994. He was additionally appointed as Chairman in 2000. Mr. Anstice said Merck had expected that Mr. Nagasaka would continue in his current capacity as President and CEO, but respects Mr. Nagasaka’s decision to step down as President and CEO at the next annual shareholders’ meeting in June 2003. A new leader for Banyu will be introduced at the meeting. Mr. Nagasaka has agreed to continue his role as Chairman and Representative Director of the company, focusing on external affairs in close cooperation with Merck.

A search for a successor to Mr. Nagasaka will begin immediately, and qualified candidates from both inside and outside Banyu will be considered. Mr. Nagasaka will

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remain in his current position and have continued responsibility for managing the Banyu business and transition period activities through the June shareholders’ meeting.

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Mr. Nagasaka expressed his support for the tender offer by noting that Banyu would be able to enhance its well-developed capabilities in research and development, manufacturing, marketing and sales further by taking maximum advantage of Merck’s expertise and resources in these areas. “As a result of the full acquisition, both Banyu and Merck will be in stronger and more competitive positions, with an increased ability to bring innovative medicines to patients and the medical community in Japan and around the world,” Mr. Nagasaka said.

About Banyu (TSE: 4515)

Banyu was established in 1915 and is one of the top 10 pharmaceutical companies in Japan. It is engaged in research and development, manufacturing, marketing and sales of pharmaceuticals, primarily cardiovascular and anti-inflammatory drugs, and antibiotics.

Under Mr. Nagasaka’s leadership, Banyu has increased share and has made many new medicines available to Japanese patients. Through the Banyu Tsukuba Research Institute, a strong foundation is in place for the development of innovative new medicines discovered by Banyu to benefit patients worldwide.

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About Merck (NYSE:MRK)

Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

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Merck & Co., Inc. established a joint venture with Banyu Pharmaceutical Co., Ltd. in 1954 named Nippon Merck Banyu Co., Ltd. In 1984, Merck acquired majority ownership of Banyu. The following year, Banyu Pharmaceutical acquired Nippon Merck Banyu.

Merck Sharp & Dohme (MSD) is the name Merck uses for conducting its business outside the U.S. and Canada.

About Merck in Japan

Merck also has a wholly owned subsidiary in Japan named MSD (Japan) Co., Ltd, which was established in 1970. The primary role of this entity is to support those businesses of Merck in Japan not covered by Banyu.

For further information

For more information, please contact the head office or any branch office in Japan of Nomura Securities Co., Ltd. For non-Japanese institutional investors, please contact your respective JPMorgan representatives, or Georgeson Shareholder on 1-866-807-3087.

This press release contains “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2001, and in Merck’s periodic reports on Form 10-Q and Form 8-K (if any) which are incorporated by reference.

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For inquiries;

In Japan
For Merck & Co, Inc. and MSD (Japan) Co., Ltd

Gavin Anderson & Company Ross Rowbury Janet Skidmore rrowbury@gajapan.co.jp	+81(3)-5404-0640 (general) +81(90) 6486- 7174 (mobile) +81(90) 6486-7171 (mobile)
Minako Hattori mhattori@gajapan.co.jp	+81(90) 6486- 7182 (mobile)
Naoko Gohma ngohma@gajapan.co.jp	+81(90) 8319- 7640 (mobile)

For Banyu Pharmaceutical Co., Ltd.

     PR Department    +81(3)-5203-8158 (general)

In the United States

Merck & Co, Inc. Headquarters Media Relations Christopher Loder	+1-908-423-3786
Investor Relations Mark Stejbach	+1-908-423-5185

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